Exhibit 10.2

SUPPLIER AGREEMENT

BY AND BETWEEN

PARIO SOLUTIONS, INC.

AND

TELEMETRIX, INC.

Pario Solutions, Inc.         Proprietary and Confidential

I. DEFINITIONS	6
"Acceptance"	6
"Acceptance Letter”	6
"Acceptance Test”	6
"Additional Services”	6
"Commercial Launch"	6
"Commissioning"	6
"Contract”	6
"Contract Amendment”	6
"Contractor”	7
"Contract Price”	7
"Customized Software”	7
"Date of Completion”	7
"Date of Contract”	7
"Equipment”	7
"Extended Price"	7
"Field Installation Manager"	7
"Force Majeure”	7
"Health and Safety Legislation"	8
"Installation”	8
"List Price"	8
"Manufacturer”	8
"New Technology”	8
"Non-Customized Software”	8
"Operator Company”	8
"Order"	8
"Project Manager"	8
"Quality Plan”	8
"Ready for Service"	9
"Scope of Work"	9
"Schedule of Tests"	9
"Services"	9
"Site”	9
"Site Readiness"	9
"Software”	9
"Source Technology”	9
"Specification”	9
"System”	9
"System Breakdown”	10
"Unit”	10
"Writing”	10
II. SCOPE OF CONTRACT	10
III. SCOPE OF SUPPLY	10
Supply & Purchase	10
Specifications	10
Change Orders	10
Changes to Scope of Supply	10
Modifications	11
Requirements of Law	11
IV. OBLIGATIONS OF EACH PARTY	11
Supply; Payment	11
Ordering Procedures	11
Lead Times	11
Information Needed for Supplying Equipment and Software	12
Prerequisites for Implementation Services	12
Information Concerning the Site	12
Documentation	12

V. PRICE AND PAYMENTS	13
Pricing	13
Variation of Contract Price	13
Other Invoicing	13
Payment Terms	13
Title and Risk	15
Taxes	15
VI. DELIVERY	15
Delivery Terms	15
Order Process	16
Order Confirmation	16
Inspection of Goods	16
Delivery Dates	16
VII. SERVICES	17
Description of Services	17
Site Preparation for Implementation Services	17
VIII. WARRANTIES, INDEMNITY AND INSURANCE	18
Hardware Warranties	18
Contractor's Liability and Insurance	18
Contractor's Personnel	19
IX. TERM AND TERMINATION	19
Term and Termination of the Contract by the Operator	19
Termination of the Contract by the Contractor	20
Contract Price upon Termination of Contract	20
X. FORCE MAJUERE	20
XI. GOVERNMENT REGULATIONS; COMPLANCE WITH LAWS	21
XII. CONFIDENTIALITY	12
XIII. GENERAL	21
Progress Reports	21
Date of Completion and Extension Thereof	21
Project Control and Dispute Escalation	22
Acceptance Testing	22
Acceptance Letter	23
Installation Tools and Plant	23
Non - Integration	23
Construction of Contract	23
Transfer and Sub-Letting	23
Alteration to Contract	23
Severability	24
Waiver	24
Survival	24
Notices	24
Assignment	25
Applicable Law and Arbitration	26

This CONTRACT is between the CONTRACTOR, PARIO SOLUTIONS, INC., a Delaware Corporation conducting business at 541 Industrial Way West, Suite B, Eatontown, NJ 07724 and the OPERATOR COMPANY, TELEMETRIX, a Delaware Corporation conducting business at 7105 La Vista Place, Suite 100, Longmont, CO 80503. The Operator Company agrees to buy Equipment, Software and Services specified in the terms and conditions set forth below:

DEFINITIONS

The following expressions shall where the context so permits have the meanings hereby respectively assigned to them:

“Acceptance”

Means the acceptance of the System as further detailed in Appendix 1.

“Acceptance Letter”

Means the document issued by the Operator Company when Acceptance Testing has been successfully completed.

“Acceptance Tests”

Means tests that are conducted on the System after implementation to verify performance as per design specification.

“Additional Services”

Means those additional services requested by the Operator Company from the Contractor from time to time.

“Commercial Launch”

Means the System is in service and carrying commercial traffic for the Operating Company

“Commissioning”

Means the commissioning of the System as further detailed in Appendix 1.

“Contract”

Means the Agreement between the Operator Company and the Contractor named therein incorporating these Sections and includes (a) any Contract Amendment and (b) all agreed specifications, plans, drawings and other documents which are prepared pursuant to the said Agreement.

“Contract Amendment”

Means the document by which changes to prices, Date of Completion and any relevant document in the Contract may be introduced.

“Contractor”

Means PARIO SOLUTIONS, Inc. a Delaware corporation headquartered at 541 Industrial Way West, Suite B, Eatontown, New Jersey 07724, and includes its successors and permitted assigns.

“Contract Price”

Means the price payable to the Contractor by the Operator Company under the Contract for the full and proper performance by the Contractor of his part of the Contract.

“Customized Software”

Means Software, unique service offerings and research and development programs specially written and developed for the Operator Company. The intellectual property arising from such work performed by the Contractor shall upon full payment of any relevant fees, vest in and be owned by the Operator Company, provided that the Operator Company specifies at the outset, i.e. in a request for quotation, that it wishes to own such intellectual property.

“Date of Completion”

Means the date specified in the Contract at Clause IX.

“Date of Contract”

Means the date on which this Contract is executed.

“Equipment”

Means all items other than Software that the Manufacturer and Contractor are required to supply as part of the System.

“Extended Price”

Means the price to the Operator by the Contractor which is discounted from the Manufacturer's List Price

“Field Installation Manager”

Means the individual nominated by the Operator Company from time to time who is in charge of the day-to-day implementation of the System for the Operator Company.

“Force Majeure”

Means events which are beyond the reasonable control of the party claiming Force Majeure which occur after the Date of Contract and which were not reasonably foreseeable prior to that date and whose effects are not capable of being overcome without reasonable expense and/or loss to the party concerned. Events of Force Majeure include but are not limited to war, the threat of imminent war, riots, or other supranational legal authority, or any other industrial or trade disputes, fires, explosions, storms, floods, lightning, earthquakes, and other natural calamities.

“Health and Safety Legislation”

Means the Health and Safety Legislation that apply within Nebraska and those regulations issued under any such legislation.

“Installation”

Means materials, labor, testing and anything else necessary to be provided or under taken by the Contractor under the Contract to enable the System to be installed Ready for Service.

“List Price”

Means the Manufacturer’s published list price

“Manufacturer”

NOKIA NETWORKS, a Finland based corporation, manufacturer of GSM and GPRS network equipment and includes its successors and permitted assigns. This includes approved third party suppliers such as Cisco, Hewlett-Packard and Sun Microsystems.

“New Technology”

Means inventions, drawings, designs and technical information including but not limited to know-how, data, formulae, specifications, procedures and techniques all of which are of a confidential nature discovered, developed or generated in the course and as a consequence of the Contract, and acknowledged by both parties to be New Technology for the purposes of the Contract.

“Non-Customized Software”

Means Software supplied under the Contract other than Customized Software.

“Operator Company”

Means TELEMETRIX Inc., a Delaware Corporation headquartered at 7105 La Vista Place, Suite 100, Longmont, Colorado 80503and includes its successors and assigns.

“Order”

Means the purchase order placed by the Operator in accordance with the terms of this Contract for the purchase of Equipment and/or Software and/or Services.

“Project Manager”

Means the individual nominated by the Contractor from time to time who is in charge of the day-to-day implementation of the System for the Contractor.

“Quality Plan”

Means the document defining the specific quality practices, resources and sequence of activities relevant to the Equipment and Software and in accordance with ISO 9000.

“Ready for Service”

Means that the system has successfully passed its Commissioning and Acceptance tests.

“Scope of Work”

Means all activities to be completed by the Contractor and Operator Company through the Commissioning and Acceptance of the System

“Schedule of Tests”

Means the specific tests conducted on the System after implementation to verify performance as per the Manufacturers design specification.

“Services”

Means all activities to be provided by the Contractor to complete the Installation of Equipment.

“Site”

Means the land, buildings, and environment where the System is to be installed.

“Site Readiness”

Means the Site complies with all the requirements specified in Appendix 1- SOR including site design, permitting and construction works.

“Software”

Means the set of instructions to be provided by the Manufacturer necessary for the control, operation and performance of the System in accordance with the requirements of the Specification, including without limitation, all operating systems, application programs and diagnostic Software and shall also include all soft data file under the control of the Administrative program Software.

“Source Technology”

Means inventions, drawings, designs and technical information including but not limited to know-how, data, formulae, specifications, procedures and techniques all of which are of a confidential nature provided by the Contractor for the purposes of the Contract.

“Specification”

Means the Specification of the Operator Company incorporated in the Contract.

“System”

Means GSM and GPRS equipment purchased by the Operator Company from the Contractor to be used for the delivery of GSM mobile services in BTA411 Scottsbluff, Nebraska. For the purposes of this definition the System comprises of the Equipment and Software provided by the Contractor.

“System Breakdown”

Means a substantial failure of the System to operate in accordance with the Specification, including, without limitation, an unsuccessful reloading, or no traffic handling by the System or the handling capacity of the System is severely reduced or the System charging functions do not work in accordance with the Specification.

“Unit”

Means an item of equipment that forms part of the System.

“Writing”

Means telexes, facsimile transmission, letter and other comparable means of communication.

SCOPE OF CONTRACT

The Parties have agreed to enter into this Contract the purpose of which is to set out the terms and conditions on which the Parties shall operate with respect to the supply of Equipment, Software and Services by the Contractor to the Operator.

SCOPE OF SUPPLY

Supply & Purchase

The Contractor agrees to supply and the Operator agrees to purchase Equipment, Software and Services as needed in the Operator’s sole discretion. The prices for the Equipment and Software in the scope of supply are specified in Appendix I. Services will be quoted on a case-by-case basis.

Specifications

Appendix II contains a description of the Specifications for the Equipment and Software. Appendix IV contains a description of the Services.

Change Orders

If changes are required to Orders, the change order procedure described in Appendix III will apply.

Changes to Scope of Supply

Either Party may at any time propose changes to the scope of this Contract (such as the addition of new items or features, or amendments to the existing Equipment, Software or Services described herein). If circumstances make such changes unavoidable, each Party agrees to notify the other Party immediately upon discovery of the need for such change. The Contractor agrees, when proposing a change, at the same time or within a reasonable time thereafter) submit a written offer to the Operator concerning any changes to the price, delivery schedule and other terms and conditions of this Contract pertaining to or affected by such change.

Modifications

The Manufacturer may in its sole discretion discontinue the production or development of certain technologies or versions of Equipment or Software or to discontinue certain Services supplied or performed from time to time. THE CONTRACTOR DISCLAIMS ANY AND ALL LIABILITY FOR SUCH DISCONTINUATION. If such discontinuation takes place during the validity of this Contract, the Operator shall be entitled to make a last-time buy after having received at least 30 days prior written discontinuation notice from the Contractor. Such discontinued Equipment or Software or model or version or Service shall become automatically deleted from this Contract upon notice. The Manufacturer shall have the right to modify the Equipment or Software without prior consultation with the Operator. The Contractor will inform the Operator of such modifications in advance as early as reasonably possible. The Contractor shall have no obligation to include any new versions, models or modifications of the Equipment or Software to this Contract.

Requirements of Law

The Operator agrees to obtain all governmental consents, permits approvals and licenses necessary for the timely delivery, installation, testing, commissioning and operation of the System.

OBLIGATIONS OF EACH PARTY

Supply; Payment

The Contractor agrees to supply and the Operator agrees to promptly pay for, the Equipment, Software and Services, in accordance with the terms and conditions herein.

Ordering Procedures

The Operator agrees to issue Orders in accordance with the procedures herein and Appendix III. The Parties acknowledge and agree that all Orders and requests for Services are subject to goods and parts availability as well as worked availability.

Lead Times

The lead times for supplying Equipment, Software and Services are specified in Appendix III, Schedule 1. These lead times are only valid for Orders which are in compliance with all the specified ordering and demand planning requirements, are accepted by the Contractor and are not changed after issuance. All other Orders will be filled on an as-available basis. The Operator acknowledges that the Contractor does not guarantee that Orders shall be filled within the specified lead times but that it shall use its reasonable efforts to fulfill such orders.

Information Needed for Supplying Equipment and Software

The Operator agrees to provide all information reasonably requested by the Contractor from time to time for the performance of obligations under this Contract. Information will be provided promptly upon request, and/or as specified in the Appendices of this Contract.

Prerequisites for Implementation Services

The Operator Company agrees to make available to the Contractor the services and assistance reasonably requested by the Contractor in connection with the planning, acquisition, building, installation and commissioning of the Sites. Prior to performance of any Services by the Contractor the Operator Company shall certify that the Site requirements for the location where the Services are to be performed shall in all respects conform to the Site requirements as more particularly defined in Appendix IV. Failure to meet such requirements may result in additional costs, which will be invoiced and paid by the Operator Company.

Information Concerning the Site

It shall be the responsibility of both the Contractor and Operator Company to obtain complete and accurate information concerning the Site.

Visits to the Site by the Contractor shall be permitted subject to prior agreement

Documentation

All drawings, diagrams, specifications and any other information to be provided by the Contractor to the Operator Company under the Contract shall be supplied by the Contractor in English within the times stipulated in the Contract.

The Contractor shall be solely responsible for any delays resulting from failure on his part to provide such drawings, diagrams, specifications and/or other information to the Operator Company within the times required.

Prior to the Acceptance of the System, the Contractor shall furnish the Operator Company with all documentation prepared by the Contractor including operating and maintenance instructions, and other drawings providing sufficient detail to enable the Operator Company to operate and maintain the System.

On delivery of the System any drawings and documents held by the Contractor must be retained during the lifetime of the System to enable the Contractor to supply any replacements or extensions to the System should these subsequently be required.

The copyright of all drawings, specifications and data issued by either party in connections with the Contract shall remain the property of that party, but the Operator Company shall be allowed to reproduce for its own use drawings, specifications and handbooks of the Equipment for training, installation, operation and maintenance requirements. The Contractor shall provide the Operator Company with reasonable access to all these documents so that copies may be made.

Any apparent omission, inconsistency or ambiguity in detail and/or description in any of the documents and/or drawings supplied by the Contractor shall be referred to the Contractor without delay for clarification.

PRICE AND PAYMENTS

Pricing

Appendix I contains prices of the Equipment and Software, as well as the provisions concerning validity of the prices over time. For avoidance of doubt the prices listed in Appendix I correspond to the Equipment and Software versions offered by the Manufacturer at the time of entering into this Contract. All pricing shall be in United States Dollars (USD). The Contractor reserves the right to update the Equipment, Software and prices for these on a regular basis as needed to manage its business.

Variation of Contract Price

The Contract Price shall be firm and shall not be varied except as agreed to by the Operator Company and the Contractor.

Except as expressly stated in the Contract no variation in the price payable shall be made as a consequence of variations in the rates of exchange.

Other Invoicing

The prices of any material and Equipment and Software not set out in Appendix III will be invoiced upon receipt of the Order. All invoices shall be paid in United States Dollars (USD).

Payment Terms

Unless otherwise mutually agreed in writing between the parties, the Operator Company shall pay the full amount of any invoice rendered by the Contractor according to the terms set forth herewith, to the Contractor’s account at such bank as the Contractor has notified in writing.

Hardware and Software. For the equipment component of each purchase order, the following terms will apply:

o	___________________________________________________________________________.

o	___________________________________________________________________________.

o	___________________________________________________________________________.

Services. For Services, which will be priced on a case-by-case basis, the following terms will apply:

o	___________________________________________________________________________.

o	___________________________________________________________________________.

o	___________________________________________________________________________.

All expenses for travel to and within Nebraska, and accommodation in Nebraska invoiced monthly with receipts provided.

Any delay in the project for which the Contractor is not responsible, the Contractor reserves the right to invoice the Operator Company ________ per person per day for the Contractor’s personnel or a previously agreed rate for its sub-contractors.

Likewise, any delay in the project for which the Operator Company is not responsible, the Operator Company reserves the right to invoice the Contractor ___________ per day as a genuine pre-estimate of the additional expenses that it will incur.

The Operating Company shall receive the following documents:

(i)   Proof of receipt by the Operator Company’s designated carrier in one original and two copies marked DDP “Delivered Duties Paid” at named place.

(ii)   Commercial invoice in three original and three copies indicating the purchase order no., commodity, quantity, shipping mark and total amount.

(iii)   Packing list in 3 copies.

A failure by the Operating Company to pay any invoice by the Due Date shall entitle the Contractor, at its option,

(i)   to charge the Operating Company a late interest sum due and unpaid, from the Due Date until payment is actually received by the Contractor in full, at an annual rate of eight percent (8%) or such amount as permitted by law; and/or

(ii)   to provide Operator with notice in writing of such non-payment, and if Operator does not cure such non-payment within ten (10) days of receipt of such notice, Contractor may cancel this Agreement and/or stop delivery where the Operator Company is delinquent on any of its payments without any liability towards the Operator Company. Cancellation and/or stoppage shall be without prejudice to any other rights that the Contractor may have pursuant to the Operator Company’s breach of this Agreement.

Title and Risk

(i)  Title to a shipment of Equipment in response to an Order shall pass to the Operating Company only when the Contractor delivers the Equipment in accordance with Section VI. Until such date, title to the Equipment shall remain vested in the Contractor. For the avoidance of doubt title to the Software (including firmware) shall never pass to the Operating Company.

(ii)   Risk of loss or damage to a shipment of Equipment and/or Software in response to an Order shall pass to the Operating Company in accordance with the delivery term set forth in with Section VI below.

Taxes

The fees listed in the Contract do not include taxes. The Operator Company shall be responsible for all local taxes, duties and levies associated with the Equipment and Software provided by the Contractor.

DELIVERY

Delivery Terms

The Contractor shall deliver all accepted Orders in reasonable accordance with the terms set forth in the Order and this Contract. All Orders shall be deemed “delivered” once the Manufacturer places the Equipment and/or Software with a common carrier. All deliveries will be DDP Dallas, Texas (INCOTERMS 2000). The Operator Company will be invoiced for freight from Dallas to final destination. Should the Operator Company request and the Contractor agree then the Contractor may deliver all accepted Orders to an Operator Company nominated location in such event the payment made by the Operator Company to the Contractor under this Contract should also include without limitation insurance fee, duties, additional transportation cost and any other related administrative costs. No warehouse is to be supplied by the Contractor.

Order Process

The Operator Company shall from time to time place written orders for such Equipment and Software as the Operator Company may require. The Contractor shall send a confirmation of the acceptance or modification of the order within five (5) working days from the receipt of the order.

Order Confirmation

Each order placed by the Operator Company and accepted by the Contractor shall give rise to the confirmation of the order issued on the following conditions of sale, save as expressly otherwise offered or confirmed by the Contractor:

The price of each Equipment and Software shall be the Contractor’s price (reference is made to APPENDIX III) or quoted price in effect on the date when the order is accepted.

Shipping dates accepted by the Contractor shall be understood as estimates. The Contractor shall make reasonable efforts to respect these dates.

Inspection of Goods

The Operator Company agrees to inspect Equipment and Software delivered within 5 business days of delivery, to declare any errors in quantity and to record any damaged or non-conforming items. If any errors, damage or non-conformities are discovered, the Contractor agrees promptly to replace the same as soon as reasonably possible. In the absence of manifest error or a written notice of Operator Company to the contrary within five (5) business days of delivery, the delivered goods will be deemed to be correct as to quantities and condition, in accordance with the documentation issued by the Manufacturer. Minor missing items and shortfalls which do not prevent the installation of the Equipment and Software concerned will not render the delivery concerned incomplete for the purposes of this Contract, provided that Manufacturer makes good such missing items in sufficient time for the proper installation of the Equipment and Software by the Contractor at the relevant Site.

Delivery Dates

The time periods for delivery shall be notified to the Operator Company and/or will be specified in each Order, in accordance with the order lead times specified in Appendix III and will, upon the confirmation of the Contractor, become incorporated into the delivery schedule which is to be updated from time to time. The Operator Company expressly agrees to adhere to said Delivery schedule. The delivery schedule, as well as prices, will be adjusted by the actual impact of any External Factors or changes made by the Operator Company that affect the Delivery of Equipment and Software and the performance of Services by the Contractor under this Contract.

SERVICES

Description of Services

The Contractor agrees to supply and the Operator agrees to purchase Implementation Services as needed in the Operator’s sole discretion. Services will be quoted on a case-by-case basis.

Site Preparation for Implementation Services

Where the Operator Company is to prepare a Site or Sites for the Contractor’s Implementation Services, The Operator Company must, no later than seven (7) calendar days before installation, notify the Contractor in writing of the readiness of the Site, in accordance with the terms of Appendix IV. The Contractor may then inspect the Site within the next seven (7) calendar days, to ascertain Site readiness for installation. The Operator Company may participate in such inspection, provided no delay is caused thereby. The Contractor’s representatives will certify the results of the Site inspection. Minor discrepancies not affecting proper installation, and commissioning of the Equipment and Software will not prevent installation, provided that the Operator Company makes good the discrepancies as soon as possible and in any event in sufficient time for the necessary commissioning in accordance with the Delivery schedule. Discrepancies that prevent provision of Implementation Services or part thereof must be remedied by the Operator Company without unreasonable delay and not later than seven [7] calendar days after the Contractor’s notice of discrepancy. The Operator Company must notify the Contractor when such discrepancies have been remedied and a second Site inspection will take place at the cost to the Operator Company. The Delivery schedule will be amended by delays caused by repeated inspection(s).

Upon satisfactory completion of the preparation of each Site, a certificate to that effect shall be signed by the representatives of the Contractor. On that certificate there shall be recorded such minor discrepancies observed (if any) that do not prevent the commissioning of the Equipment and Software in accordance with the requirements of this Contract.

Upon completion of the applicable Service, the Contractor shall notify the Operator Company that it is completed and shall in accordance with Article V duly submit an invoice.

WARRANTIES, INDEMNITY AND INSURANCE

Hardware Warranties

The Contractor warrants that each of the Manufacturer’s Product shall be free from defects in materials and workmanship during a period of twelve (12) months from the date of FCA shipment for the hardware (hereinafter “Warranty Period”). Notwithstanding the aforesaid, in the event that the Manufacturer’s Product is to be installed by the Contractor pursuant to the Agreement, the Warranty Period for the Manufacturer’s Product shall commence on the date of installation or such later date of (provisional) acceptance as may have been agreed upon in the Agreement, however, under no circumstances later than three (3) months from the date of delivery from the Contractor. The Manufacturer’s Software and Manufacturer Products shall be deemed delivered once the Contractor places the Manufacturer’s Software and/or Manufacturer Products with a common carrier for delivery to the Operator Company.

Contractor’s Liability and Insurance

In addition to and without prejudice to the generality of these terms and conditions, the Contractor undertakes to keep the Operator Company fully indemnified against all liability, loss, damage, costs and expenses (including legal expenses) awarded against or incurred or paid by the Operator Company resulting directly or indirectly at any time from:

(i)

Any damage to the Operator Company’s property by reason of the negligence, omission and/or default of the Contractor, his employees or agents or any of the Contractor’s sub-contractors, their employees, or agents; and

(ii)

Any damage to the property of any third party by reason of the negligence, omission and/or default of the Contractor, his employees or agents or any of the Contractor’s sub-contractors, their employees, or agents; and

(iii)

Any claim for infringement of any Health and Safety Legislation and regulations by reason of the negligence, omission and/or default of the Contractor, his employees or agents or any of the Contractor’s sub-contractors, their employees or agents.

The Contractor’s liability under the requirements of this Section or elsewhere in the Contract shall not, unless otherwise specified and save for death and personal injury, exceed the Contract Price.

It is expressly agreed by the Operator Company and the Contractor that neither party shall be liable for any incidental, indirect or consequential loss including lost business, lost savings and loss of profit arising in circumstances covered by this Contract, even if the parties have been advised of the possibility of the occurrence of such damages.

Contractor’s Personnel

The Contractor shall ensure that the staff he provides under the Contract are suited in skill, health and temperament for the conditions and environment in which the Installation is to be carried out and that at least one member of such staff at each location where major Installation work is necessary can converse fluently and competently regarding technical matters in English.

Repaired or replaced units and subassemblies of the Manufacturer’s Products shall have a new Warranty Period of six (6) months from date of delivery to the Operating Company or up to the end of the original warranty period, whichever is longer.

TERM AND TERMINATION

Term and Termination of the Contract by the Operator

This Agreement shall subsist for a period of one (1) calendar year from the date of execution (the “Initial Period”) and unless terminated by either party on notice received by the other no less than sixty (60) days prior to the end of the Initial Period or any subsequent period, the Agreement shall automatically be renewed for a further period of one (1) calendar year.

Without prejudice to any claim or right he might otherwise make or exercise, the Operator Company shall have the right to immediately terminate the Contract by notice in Writing to the Contractor if during the course of the Contract the Contractor shall be in breach of Contract and the Operator Company shall so inform the Contractor by notice in Writing and should the breach continue for more than ten (10) days (or such longer period as may be specified by the Operator Company) after such notice.

The Operator Company shall be entitled to terminate the Contract without liability to the Contractor by giving summary notice to the Contractor if:

°

The Contractor makes any voluntary arrangement with his creditors or becomes subject to an administration order or goes into liquidation (otherwise than for the purpose of amalgamation or reconstruction); or ° A secured party takes possession, or a receiver is appointed over any of the property of the Contractor; or

°	The Contractor ceases or threatens to cease to carry on business; or

°	The Operator Company reasonably apprehends that any of the events mentioned above is about to occur in relation to the Contractor and notifies the Contractor accordingly.

Any termination of this Contract shall not affect any accrued rights or liabilities of either party nor shall it affect the coming into force or the continuance in force of any provision of this Contract that is expressly or by implication intended to come into or continue in force on or after such termination.

Upon termination of the Contract as provided, the Contractor shall forthwith cease work and remove his labor from the Site. However, the Contractor shall not move away from the Site any Equipment whatsoever and shall not remove any temporary buildings, tools, plant, goods or materials provided by the Contractor until given permission to do in writing by the Operator Company and the Operator Company may complete the purchase of any such Equipment and use any temporary buildings, tools, plant, goods or materials upon paying or allowing the Contractor the unpaid price of such Equipment and a fair price for such use.

Termination of the Contract by the Contractor

The Contractor shall not have the right to terminate or abandon the Contract except for reasons of Force Majeure, or if the Operator Company shall be in breach of Contract or becomes insolvent or bankrupt.

Contract Price upon Termination of Contract

In the event of the Contract being terminated by the Operator Company or Contractor the Contract Price payable by the Operator Company to the Contractor (after taking into account amounts previously paid under the Contract) shall be:

The price (as specified in the Contract) of the work completed at the date of termination;

The fair value of work (on the basis of Contract prices) begun and executed but not completed at the date of termination;

(a)	the price (as specified in the Contract) for Services supplied and
(b)

the cost of materials, goods and services properly ordered for the purposes of the Contract for which the Contractor shall have paid or for which the Contractor is legally bound to pay and on such payment by the Operator Company any such Service, materials or goods so paid for shall become the property of the Operator Company;

Any other expenses reasonably incurred by the Contractor as a result of such termination.

FORCE MAJEURE

The party so affected shall promptly notify the other in writing, shall use its best endeavors to mitigate the effect upon the Contract and shall be excused from the performance of such obligations while or to the extent that its performance is interrupted or prevented by one or more such causes.

In the event of Force Majeure preventing one or more parties from performing under the Contract for a period of longer than ninety (90) consecutive days from the date of such notice the other party shall be entitled to terminate the Contract under this Condition by giving seven (7) days notice in writing to the first party.

GOVERNMENT REGULATIONS; COMPLIANCE WITH LAWS

The System shall conform to the standards mentioned in the Specification and, when no applicable standard is mentioned, to the latest issued authoritative standard appropriate in the country of origin of the Equipment or services.

CONFIDENTIALITY

The Contractor shall treat as confidential any oral or written information which he receives from or on behalf of the Operator Company or which the Contractor or any person who represents him obtains under the Contract or as a consequence of it and will ensure that such information is used solely in assisting the Contractor in supply and testing of the System and that it will not be passed on to third persons except in so far as is required for the above mentioned purposes.

GENERAL

Progress Reports

A written progress report shall be submitted weekly by the Contractor to the Field Installation Manager showing the progress of development/production, scheduled dates for delivery of the Sites, any anticipated delivery delays and other relevant information. Each progress report shall include a statement either confirming that the agreed Date of Completion will be met or giving a detailed explanation should there be any possibility of delay. Weekly status meetings either in person or via teleconferencing shall be conducted through the Date of Completion of the project or as long as either party deems necessary. The Operating Company will designate a Chairperson for such status meetings.

Date of Completion and Extension Thereof

The Contractor shall provide the Equipment, Software and Services and shall ensure that the System is Ready for Service on or before the Date of Completion. The Contractor and Operator Company shall agree upon the Date of Completion for the implementation and acceptance of each component of the System. The Date of Completion for the entire System shall be on or before 3 months after sign-off of Site Readiness.

If the Contractor at any time has reason to believe that the Date of Completion may be delayed the Contractor shall promptly notify the Operator Company in Writing of the expected period of the delay, the cause of the delay and the steps proposed by the Contractor to minimize the delay. Both the Operator Company and the Contractor in writing shall agree upon any extension to the Date of Completion.

If and to the extent that the Date of Completion is necessarily delayed by Force Majeure of which prompt notice has been given hereunder the Date of Completion shall be deferred.

Project Control and Dispute Escalation

The Contractor shall appoint a Project Manager who will be fully conversant with all background of the project, have sufficient delegated authority to make day to day decisions on Site during the progress of the project without recourse to his head office and have full control of the Contractor’s personnel on Site.

The Operator Company shall appoint a Field Installation Manager with whom the Contractor’s Project Manager shall maintain the closest possible cooperation at all times.

In the event of a dispute the Project Manager and Field Installation Manager shall make all reasonable efforts to resolve the issue. In the event that they are unable to do so then upon the request of one or both parties the dispute shall be passed to their respective President (or his/her duly appointed agent) who shall in turn make all reasonable efforts to resolve the dispute. In the event that this is not possible within a period of 10 working days or such other period, as the parties shall agree, the dispute shall be resolved through arbitration. Either party may submit the dispute, governed by the Commercial Arbitration Rules of the American Arbitration Association (including limited scope, expedited discovery if either party so requests). Costs of mediation and arbitration will be split 50-50 by the parties.

Acceptance Testing

The Contractor shall before System Acceptance Tests are due to commence on Site submit for the approval of the Operator Company a comprehensive Schedule of Tests designed to prove that the System will operate in accordance with the requirements of the Contract.

The Contractor shall notify the Operator Company’s Field Installation Manager in Writing at least one week in advance of the date that the on Site Systems test are scheduled to start. The Operator Company’s Field Installation Manager will either arrange to be available to witness the acceptance testing of the System, or advise the Contractor that he will not attend. The tests will be carried out in as short a time as is practicable.

Two copies of the annotated certified schedule of tests shall be sent to the Operator Company and one copy shall be retained by the Contractor.

Acceptance Letter

The Operator Company will execute an Acceptance Letter for each component of the System when the Contractor has demonstrated that the performance of the system has satisfactorily completed the Schedule of Tests.

The execution of an Acceptance Letter shall nevertheless be without prejudice to any claim of the Operator Company in respect to any defects that may subsequently become apparent or be discovered.

Installation Tools and Plant

The Contractor shall provide all necessary installation tools. Site acquisition and other plant related issues are the responsibility of the Operator Company

Non - Integration

Operator Company shall not incorporate any components into the System other than those components specifically approved and/or supplied by the Contractor and/or Manufacturer

Construction of Contract

The Contract shall be deemed to have been made in the State of Delaware, United States of America and shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America.

Transfer and Sub-Letting

The Contractor shall not give, bargain, sell or assign, sublet or otherwise dispose of the Contract or any part thereof without the previous consent in writing of the Operator Company.

The Contractor shall not change sub-contractors without the prior consent in writing of the Operator Company. Such consent shall not relieve the Contractor from any liability or obligation under the Contract

Alteration to Contract

All alterations, together with any consequential amendment which may be necessary with respect to Contract Price, the Date of Completion or otherwise shall be mutually agreed between the Operator Company and the Contractor and confirmed in Writing before the alteration is put into effect.

Alterations shall be recorded by means of formal Contract Amendments signed by the Operator Company and the Contractor.

Severability

In the event of any or more of the provisions of the Contract being held for any reason to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Contract and the Contract shall be construed as if such invalid, illegal or unenforceable provision was not a part of the Contract.

Waiver

The failure of either party to enforce any of their rights or to require the performance of any obligation, responsibility or liability of the other party under the Contract shall not of itself be taken as a waiver of either party’s rights, obligations, responsibilities or liabilities under the Contract.

Survival

Notwithstanding anything contained herein to the contrary, the provision of this Contract expressly or by implication survives termination or expiry of this Contract and shall continue in full force and effect thereafter.

Notices

Any notice required or authorized by this Contract to be given to either party to the other shall (except as expressly provided herein) be sent either by first class pre-paid post or facsimile transmission to the other party at the address or (as appropriate) facsimile number and marked for the attention of such person as is specified below.

Any notice sent by post which is not returned to the sender as being undelivered shall be deemed to have been duly served on the third working day following mailing.

Any notice sent by facsimile transmission shall be deemed to have been duly served on the date of transmission, providing that a copy is sent by first class pre-paid post to the other party at the address set out below within 24 hours after transmission.

The respective address of the parties for the service of any notice under this Section shall be:

For the Contractor:

PARIO SOLUTIONS, Inc
541 Industrial Way West
Suite B
Eatontown, NJ 07724

Attn: James O’Reilly
            Vice President – Business Development

For the Operator Company:

TELEMETRIX, INC.
7105 La Vista Place
Suite 200
Longmont, CO 80503

Attn: Allister Clisham
            Vice President of Operations

The address for the service of the parties (including the name and the identity of the recipient) and/or the facsimile number to which the notices must be sent may be changed upon notice being given by either part to the other in Writing.

Assignment

This Contract shall insure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Neither party shall assign or transfer the Contract without the prior written consent of the other Party, except that Contractor may assign its rights and delegate its duties, obligations and liabilities hereunder to a designated (directly or indirectly) subsidiary controlled by the Contractor, provided that Contractor remains jointly and severally liable as to the performance of its obligations by such Subsidiary.

Applicable Law and Arbitration

This Agreement is governed by the laws of the State of Delaware.

The Parties agree that any dispute under this Agreement will first be submitted to a higher authority within each company for possible resolution and/or mediation. A professional mediator may be selected by the parties if either party so elects. If mediation is not successful within 10 days either party may submit the dispute to binding arbitration governed by the Commercial Arbitration Rules of the American Arbitration Association (including limited scope, expedited discovery if either so requests). Costs of mediation and arbitration will be split 50-50 by the parties. In the event of arbitration the arbitrator’s decision shall be final and binding.

IN WITNESS WHEREOF: the parties hereto have caused this Contract to be duly executed as of the later of the dates written below, such parties acting by their duly authorized representatives.

TELEMETRIX, INC	PARIO SOLUTIONS, INC.
By: /s/ Larry Becker	By: /s/ James J. OReilly
(signature)	(signature)
Name: Larry Becker	Name: James J. O’Reilly
Title: Authorized Representative	Title: VP Business Development
Date: 4/3/06	Date: 4/4/06

Appendix I
Equipment Pricing

This page intentionally left blank due to confidential information

Appendix II
Technical Standards and Specifications

Document listing, by reference number, the Technical Specifications and
Environmental Site Requirements

TECHNICAL SPECIFICATIONS AND ENVIRONMENTAL
SITE REQUIREMENTS

The following product descriptions and site requirements specifications documents are incorporated herein by reference:

Document Number	Revision	Title
03398222	Issue 1-0	Nokia UltraSite/EDGE BTS Product Description
01149718	Issue 6-0	DX200 Base Station Controller, BSC3i: ANSI
0468609	Issue 1-0	BSC S11 Product Description
0279981	Issue 5-0	Multimedia Gateway Rel.4
02208557	Issue 1-0	DX200 Transcoder TCSM2A Product Description

Appendix III

Order Procedures

Introduction

This annex describes the logistics procedures related to ordering, delivery and invoicing that will apply to purchases of infrastructure equipment, software and services under this Agreement. Terms used in this annex are those defined in the Contract, unless separately defined herein.

Demand – Supply Chain Interfaces

As the interaction between the Contractor and Operating Company is essential for a smooth and efficient logistics process, The parties agree to appoint the following persons to be the key contact persons in each of the following demand-supply chain interfaces

Interface	Operating Company’s contact	Contractor’s contact
Ordering		Karen Forbes
k.forbes@pariosolutions.com
Shipping/delivery		Don Still
d.still@pariosolutions.com
Invoicing		Karen Forbes
k.forbes@pariosolutions.com
Payment		Karen Forbes
k.forbes@pariosolutions.com
Support Services		support@parisoloutions.com

*Other demand-supply interfaces might include custom service requirements, special platform integration support, etc. The objective is to create a point-to-point contact for anything that may cause an incomplete order, an incomplete shipment, or an incomplete invoice.

Ordering

Order Procedures

In accordance with the terms and conditions of the Agreement, an Order shall be issued by the Operating Company to the Contractor for each individual Sales Package required to be provided by the Contractor to the Operating Company. The Order shall include at least the following information, as applicable:

o	Operating Company’s order reference and order date o Site identification reference, related cluster reference, phase number o Delivery Address, requested Hardware delivery date at named place
o	If the Operator Company is receiving the hardware directly, then opening times of the delivery address shall be specified together with names of authorised personnel entitled to take delivery.
o

Requested time period during which Services shall be provided o Complete and correct Sales Package information including purchase codes o Quantities and prices according to the agreed price list for Equipment and services o Contact person and phone number

Order Confirmation

Operating Company’s Orders shall become valid when confirmed by the Contractor in accordance with the terms and conditions of the Agreement. The Contractor shall send an Order Confirmation to the Operating Company within:

— five (5) working days after receipt of the correct and complete Order.

The Contractor’s Order Confirmation shall include the following information and such information shall be deemed to replace the information included on the Operating Company’s Order.

o	The Contractor Sales Order Number o Operating Company order reference and order date o Site identification reference o Delivery Address, requested delivery date at named place
o	If the Operating Company is receiving the hardware directly, then opening times of the delivery address shall be specified together with names of authorised personnel entitled to take delivery.
o

Requested time period during which Services shall be provided. o Complete and correct Sales Package information including purchase codes o Quantities and prices according to the agreed price list for Equipment and services o Contact person and phone number o Classification of Preferential or Non Preferential Order

Delivery

In accordance with the terms and conditions of the Agreement, delivery shall be considered complete when the ordered Sales Package has been received by the Operating Company. For the purposes of clarity, the Hardware, Software and Services deliveries are detailed hereinafter. All Delivery Dates specified in the Contractor Order Confirmation are subject to various pre-conditions. These pre-conditions are:

o	The order is a Preferred Order
o	Services are provided within a two-week window unless otherwise agreed.
o

Where the Contractor is not responsible for Site preparation, then Site must be complete with all relevant connectivity and provisioning ready before Hardware and Services are ready to be provided to Site.

o

Where the ordered Sales Package is required to be connected or to interact with higher-level network elements, then these higher-level network elements are ready for use including any necessary connectivity and availability.

o	Where interworking with another vendor’s equipment is required, then such other vendor’s equipment shall be ready for use.
o	The above list is only an indication of what could be included and must be clearly defined and project specific for Services delivered by the Contractor.

Hardware

The Contractor shall deliver relevant hardware for an ordered Sales Package, as specified in the Contractor’s Order Confirmation, to the agreed drop off point on the due date. At the Contractor’s convenience, deliveries may be provided in part shipments. Terms of delivery shall be on a DDP basis (INCO Terms 2000) unless otherwise stated in the terms and conditions of this Agreement.

Software

The date of delivery shall be that date when the software has been installed.

Services

To be defined on a case-by-case basis, as is needed.

Invoicing

Subject to the provisions stated in the terms and conditions of the Agreement.

Warehouse/Storage

Nothing in this Agreement shall require the Contractor to store or otherwise buffer Hardware in a local warehouse prior to call off by the Operating Company.

Product Tracking

In general, the Contractor will track the products until delivery. If implementation Services are an integral part of the delivery, the Contractor will track the products until Site acceptance. If the Operating Company further orders from the Contractor various network operation and maintenance services, tracking can be extended accordingly, and may include tracking to the current physical location of the product.

After the Contractor is no longer responsible for such tracking, the Operating Company is responsible to provide the Contractor with the information of all required applicable changes happening in the network. In the event the Contractor requires the location information of specific serial numbered items so that required changes can be planned efficiently, then the Operating Company shall provide such information. If site visits are needed to locate the serial numbered items, the Operating Company carries the cost.

Appendix IV

Scope of Services
And
Share of Responsibilities

SERVICES

For  the purpose of the scope of this Agreement at the date of execution no services or project organizations are included.

This  may be defined on a case-by-case basis upon mutual agreement and documented in such a manner that both parties authorized signatories sign to signify their agreement of the content of such service description, the price and the scope. Sections II and III shall be completed upon the agreement of inclusion of any Services. Pario Solutions shall not be bound to provide any services until such time as the documentation is executed. Upon execution it shall be incorporated into this Agreement by reference. For the avoidance of doubt, should Pario Solutions provide such Services prior to such execution Pario Solutions shall be entitled to invoice for all services rendered and Telemetrix agrees to pay for such Services.

SCOPE OF SERVICES

In the event Pario Solutions >agrees to provide Implementation Services to Telemetrix a dedicated team will be assigned to the project covering all activity areas including Project Planning, Implementation and Project Management.

The sequential steps of the network implementation process are as follows:

1.      Installation planning
2.     Installation
3.     Commissioning
4.     Integration
5.     Optimization

Pario Solutions will not begin installation, integration and commissioning activities until the following pre-conditions are met:

o	Selected sites are completely ready as per requirements of the SOR
o	All necessary equipment is delivered to the site
o	All pre-installation activities are completed

1.     INSTALLATION PLANNING

The purpose of Installation Planning is to prepare detailed plans for each network element site. The planning will be preceded by a site survey. During the site survey the site is checked for compliance with the site requirements specified by MANUFACTURER for the network element in question. Telemetrix is responsible for site acquisition and construction works. The objective of the site survey is to obtain detailed information from a site to serve as the basis for the actual Installation Planning.

A.      Preconditions

To start the Installation Planning process, the information listed below is required:

o	Site location
o	Blue prints of existing Cell Sites
o	Transmission arrangements

B.      Site Survey

Site survey ensures site’s applicability regarding dimensions, mechanics and environmental requirements. During the survey, a site survey checklist is used to ascertain that the necessary site related details are noted.

Based on the completed site survey checklist, a site survey report will be developed. The document consists of all basic data pertaining to the site. The site survey report contains full information on the equipment location, power sources, environmental factors and all information required for completion of Installation Planning including:

o	Detailed draft plan of the network element layout, interfaces and any necessary support structure required

o	Outside layout draft including existing masts and their present occupancy

o	Dimension and length measurements (rooms, feeders, power cables etc.)

o	Air conditioning requirements

o	AC and DC power requirements

o	Lighting and environmental requirements

o	Requirements for distribution frames

C.      Actual Planning

Actual planning follows Site Survey. Actual planning work is based on information in the site survey report. Planning activities include:

o	Layout planning of the network element site.

o	Planning of cabling routes to enable connection between different network elements, distribution frames and power distribution boards

o	Measurement of cable routes to enable connector installation and suitable lengths for cables

o	Calculation of required power and definition of power plant.

o	Planning of antenna and feeder cable installation

o	Design of transmission equipment installation

o	Definition of external installation material needed

2.      Installation

Installation is the next phase in the activities cycle and involves the following activities:

A.       Site Inspection

During site inspection Pario Solution’s installation team verifies that the site is ready for installation by checking the following:

o	Completion of civil works and site preparation including equipment rooms and towers
o	The site is free from debris and in a clean condition

o	Main power, power distribution, illumination, grounding and air conditioning are available at the site
o	Availability of PCM-connection needed o Documentation for installation is proper
o	Availability of installation materials and tools
o	Filling up a shortage and deficiency report

B.      Installation of Complementary Equipment

This first step in the installation process involves:

o	Site delivery unpacking, removal of packing debris
o	Grounding
o	Installation of the power system and power cabling
o	PCM-cabling
o	Antenna line installation at base station site o Preparation of material management list of the equipment’s
o	Final checking of the installation

During the installation work, installation logs in the site folder are completed.

Assembling, wiring and installation of telecommunications equipment:

o	Setting up the equipment
o	Installation of the plug in units and cabling
o	Final checking of the installation

C.      Installation Inspection

The site is inspected after installation and an installation inspection report is issued. The installation inspection includes:

o	Inspection of the installation work
o	Quality inspection
o	Inspection of the documentation (site folder)

3.      COMMISSIONING

Pario Solutions performs commissioning once the installation is complete. Commissioning is directed to ensure the proper and faultless operation of the installed equipment and systems.

A.      Preconditions

Before commissioning, installation has to be successfully completed. Telemetrix will be required to provide Pario Solutions with a network plan including relevant information e.g. data for linkage/routing/allocation, etc., which is needed to form the connections between delivered elements and other elements in the network.

B.      Preparation for Commissioning

Checking the completion of installation, availability of the tools, measurement devices and documents needed.

C.      Actual Commissioning

The commissioning team accomplishes the tests at the site and tests the Manufacturer equipment network element by network element.

The Commissioning team determines the acceptability of the tested equipment after each test according to the Manufacturer Commissioning Manuals.

In the event of a test failure, Pario Solutions determines and records the severity. Pario Solutions also describes the extent of the failure along with the requirements for re-testing. Failed equipment will be scheduled for re-testing as soon as reasonably possible. Once the Pario Solutions Commissioning team has determined whether a particular test result is acceptable or not, it continues with remaining test procedures.

The Commissioning team records the results in Test logs in the Manufacturer’s Commissioning manuals. These logs, signed by both parties, also serve in handing over the equipment for integration and/or acceptance by Telemetrix.

4.      INTEGRATION

Pario Solutions performs network integration after successful commissioning. During the commissioning, the equipment is tested as stand alone entities. In the network integration phase, Pario Solutions configures the interconnections between network elements and customizes network element parameters. System pre-integration simplifies the network integration task at the site.

A.      Preconditions

Commissioning must be successfully completed before network integration. All transmission lines should also be completed. Telemetrix should be able to provide Pario Solutions with a network plan including relevant information e.g. data for linkage/routing/allocation, etc., which is needed to form the connections between delivered element and other elements in the network.

B.      Actual Integration

Pario Solutions performs network integration according to the Manufacturer’s integration instruction manual. Pario Solutions tests the functions that require co-operation of all subsystems within the solution.

Pario Solution’s standard network integration comprises of testing connections between network elements, network synchronization and inspection of network data in the Network Management System (NMS). Pario Solutions assures and tests inter-working of network elements as well as the functionality of alarms and recovery systems on a network level.

Network integration results in a functioning network, in which parameters are entered into each network element.

Pario Solutions prepares an integration test report, which includes all the test results for each executed test. These records with references to possible failures form a part of the system acceptance.

5.      OPTIMIZATION

Initial optimization will be conducted upon completion of implementation. It should be noted that re-optimization of some existing sites may be necessary to ensure network quality and efficiency.

Commercial Launch

Upon completion of the activities outlined above, the network is now ready for commercial launch at which point standard Maintenance and Support services commence.

SHARE OF RESPONSIBILITIES

In  the event Pario Solutions agrees to provide services to Telemetrix then the Parties agree to complete and execute a Share of Responsibilities (SOR) document for such Services as may be provided on a case-by-case basis.

The Parties shall use the following format and shall both sign the document (signed by an authorized signatory) upon which it shall be incorporated into this agreement by reference.

6.      Project Management

C = Telemetrix P = Pario

Item		Definition	Responsible
o	Coverage area definition	Definitions for network coverage area including outdoor and indoor coverage criteria	C
o	Capacity definition	Definition for network initial capacity, and capacity expansion plan	C
o	Equipment location	Definition for main network elements location (MSC, HLR, NMS, VAS platform, Billing	C
	definitions	System etc.)
o	Interconnection Definitions	Definition for interconnection media and criteria	C
o	Performance Criteria	Definition relating to network performance criteria such as Call Success Rate,	C
	Definition for agreed network	Dropped Call Ratio, Grade of Service, etc.
configuration
o	Service Provisioning	Service provisioning according to management instructions
o	Project Management	Project Manager, responsible of project management activities during the project		P
according to the project plan
o	Regional Project Management	Regional manager(s) responsible for project management activities related to a		P
project region according to the project plan
o	Project Planning	Preparation of the project plan		P
o	Network Pre-planning	Network Pre-Planning in accordance with the network design criteria.	C
o	Network Planning	Network Planning based on nominal plan	C
o	Site Acquisition	Planning, organising and controlling the site acquisition activities.	C
o	Site Design and Permitting	Planning, organising and controlling the site design and permitting activities	C
o	Construction Works	Planning, organising and controlling the construction works	C
o	Network Implementation	Planning, organising and controlling the network implementation works.		P
Works
o	Procurement	Planning, organising and controlling the procurement activities for subcontracted		P
services and materials.
o	Logistics	Planning, organising and controlling the project logistics activities		P
o	Cost Management	Controlling the project costs		P
o	Time Management	Responsibility for resource planning, preparation of time schedules and preparation		P
of rollout schedules.

Item		Definition	Responsible
o	Progress Control	Controlling the project progress according to the project plan.	P
o	Quality Control	Controlling the project implementation quality according to the quality criteria as		P
set for the project
o	Reporting	Provision of the project reports.	P
o	Network performance	Provision of the drive test results as well as NMS statistics demonstrating the		P
	criteria validation	fulfilment of network performance criteria
o	Office Facilities	Includes acquisition and renting of office space.	C
Includes Office furniture (e.g. desks, chairs shelves), equipment (e.g. computers, faxes, phones, copy machines and network connections).
Includes office materials (e.g. copy paper)
o	Personnel Facilities	Includes car rents, expenses for car usage (e.g. gasoline, maintenance).	C
Includes travelling (e.g. flights, taxes).
Includes hotel and accommodation. Note: The Supplier takes care of these costs of the Supplier's employees.

7.      NETWORK PRE-PLANNING (coordinated and executed where applicable by Pario on behalf of Telemetrix)

Item group/Item		Definition	Responsible
o	Management	Includes network-planning management responsible of network	C
pre-planning activities during the project pre-planning and rollout.
o	Network Pre-Planning acceptance	Includes customer acceptance for the 1st version of Planning and	C
Implementation Guidelines.
o	Customer Requirement	Includes business case, future growth, frequency band and spectrum	C
clearance, coverage, quality, capacity, transmission and accessible sites by customer.
o	License Conditions	Includes information of license conditions.	C
o	Preparation of Planning and Implementation	Includes customer requirement, licence conditions, environmental	C
study, local laws, authorities and conditions, regional and cluster definitions, definition of equipment and model sites, definition of planning environment and set up, planning tools, digital maps.
Radio Network Pre-Planning
o	Radio Network Dimensioning	Includes activities for propagation model tuning.	C
Includes number of network elements:
- BTS
o	Coverage Plot	Coverage plot taking into account capacity and dimensioned number	C
of BTSs.

Item group/Item		Definition	Responsible
o	Cellular Transmission Network Dimensioning	Based on customer input about Transmission network design criteria	C
for quality, coverage and capacity and input from radio network planning about the configurations and number of the BTSs, the strategy, the transmission network elements can be defined.

8.     NETWORK PLANNING (coordinated and executed where applicable by Pario on behalf of Telemetrix)

Item group/Item		Definition	Responsible
o	Management	Includes the network planning management responsible for network	C
planning activities during the project rollout phase.
o	Nominal Plan acceptance	Includes possible suggestion for improvement	C
Radio Network Planning
o	Propagation Measurements	Includes the propagation model tuning for coverage & capacity analysis	C
o	Detailed Radio Network Planning	Includes pre-survey, site candidate selection and evaluation, technical	C
site survey and site validation.
Capacity & Coverage evaluation
o	Parameter planning	RNC parameter planning, code planning	C
o	Pre-launch Network Optimisation	Includes verification that the network meets the planning and	C
acceptance criteria.
Cellular Transmission Network Planning
o	Detailed Transmission Network Planning	Includes pre-survey, BTS/RNC site candidate selection and evaluation,	C
issuing SARF, pre-validation, technical site survey and site validation, capacity and network topology planning, microwave link planning (if used), timeslot and cross-connect planning, equipment availability calculation, synchronisation network planning and management network planning.
o	Detailed Transmission Network Planning		C

9.     SITE DESIGN (coordinated and executed where applicable by Pario on behalf of Telemetrix)

Item group/Item		Definition	Responsible
o	Management	Includes site design management responsible for site design	C
activities during the project rollout phase.
o	Supervision	Includes site design supervision.	C
o	Customer Design Criteria	Includes definition of typical solutions that Customer is using in	C
telecom installation planning and construction design.
Design Preparation
o	Preparation of Site Design Guidelines	Includes initial data for site design e.g. analysis of used laws,	C
norms, standards, customer design criteria and model sites.
o	Technical Site Survey	Includes definition of the site candidate’s suitability for telecom	C
implementation and construction works.
Includes preparation of Technical Site Survey Report.
Detailed Design
o	Installation Planning	Includes planning of equipment room layout and preparation of telecom	C
equipment installation plan and Bill of Materials for the site.
o	Outline Planning	Includes preparation of site layout and elevation drawings.	C

o	Construction Design	Includes preparation of Detailed Construction Design, Construction	C
Works Specifications and Bill of Quantities.
o	As-build Drawings	Includes detail design that was corrected according to the work done.	C

10.      Permitting

Item group/Item		Definition	Responsible
o	Management	Includes permitting management responsible for permitting activities during the	C
project rollout phase.
o	Supervision	Includes permitting supervision responsible for training and controlling	C
permitting subcontractors during the rollout phase.

11.      CONSTRUCTION WORKS (coordinated and executed where applicable by Pario on behalf of Telemetrix)

Item group/Item		Definition	Responsible
o	Management	Includes construction works management responsible for site acquisition	C
activities during the project rollout phase.
o	Supervision	Includes construction works supervisors responsible of training and	C
controlling construction works subcontractors during the project preparation and rollout.
o	Acceptance of Construction Works	Includes acceptance quality of site construction works.	C
o	Site Management	Includes site administration, material delivery to the site, hoisting at	C
site, cleaning
o	Site Electricity	Includes temporary connection to electrical network during the construction	C
period.
o	Concrete Structure Work	Includes execution and materials of formwork,reinforcement and concreting	C
related to building foundations for towers.
o	Tower and Antenna Support Structure	Includes installation work for towers and antenna support structures.	C
Installation
o	Tower Supply	Includes supply of tower and tower accessories to the site.	C
o	Antenna Support Structures Supply	Includes supply of antenna support structures and accessories to the	C
site.
o	Insulation	Includes waterproofing and thermal insulation work and material for	C
antenna line’s roof and wall penetrations.
Includes water proofing and thermal insulation work and material on the rooftop.
o	Renovation	Includes drilling openings for feeders from the equipment room to the	C
antenna support structure.
o	Antenna Line Support Structure	Includes installation and materials of cable trays/ladders on the	C
rooftop or wall or inside the building from the equipmentroom to the antenna support structure.
Includes supporting structures for cable trays/ladders.
	Shelters, Cabinets and Rooms	Shelters, cabinets and rooms deals with works and material related t o	C
building shelter and cabinet foundations, installing shelters and cabinets, renovating and building equipment rooms, building room’s internal heating, piping, air conditioning, alarm andelectrical systems.
o	Concrete Structure Work	Includes formwork, reinforcement and concreting related to building	C
foundations for shelters and cabinets.
o	Installation of Shelter/Container	Includes installation work for shelters or containers.	C
o	Shelter/Container Supply	Includes supply of shelter or container to the site.	C

Item group/Item		Definition	Responsible
o	Door installation	Includes installation, material of equipment room’s metal/wooden door	C
and frame.
Includes installation and material of security lock. ncludes installation of door’s ironmongery materials.
o	Masonry	Includes masonry work and material of partition walls inside equipment	C
room.
o	Surface Finishes	Includes work and materials for plastering, painting, tiling and	C
flooring inside equipment room.
o	Raised Floors	Includes installation and materials for building raised floor inside	C
equipment room.
o	Renovation	Includes temporary support of structures, demolition of structures and	C
drilling openings for equipment room or shelter and cabinet installation.
o	HPAC Works	Includes installation of Air Conditioning Units.	C
o	Air Conditioning Unit Supply	Includes supply of Air Conditioning Unit to the site.	C
o	Electrical Works	Includes installation and materials for cable trays/ladders, lighting,	C
switches, sockets and wires inside room.
o	Alarm System	Includes e.g. supply of external fire, temperature, humidity, and	C
intruder alarm system.
Includes installation of alarm sensors and installation of wiring from alarm sensor to digital distribution frame (DDF).
	Electrical Supply System	Electrical supply system deals with works and materials related to connecting the shelter, cabinet or equipment room to the buildings’ or areas’ existing electrical system or building an independent electric power generator system.
o	Earth and Site Work	Includes clearance and demolition, excavation, piling, filling,compacting and preparation bottom of excavation in order to build trenches or ditches for cables and foundations.
Includes installation and materials of cable ducts.
o	Concrete Structure Work	Includes execution and materials of formwork, reinforcement and concreting related to building foundations for diesel generator(s).
o	Electrical Works	Includes installation of AC Distribution Board and AC Consumption Meter.
Includes installation and material of AC Supply cable.
o	AC Distribution Board Supply	Includes supply of AC Distribution Board to the site.
o	AC Consumption Meter Supply	Includes supply of AC Consumption Meter to the site.

Item group/Item		Definition	Responsible
o	Lightning Protection and Earthing System	Lightning protection and earthing system deals with works and materials related to building earthing systems for equipment, connecting earthing system to buildings’ existing earthing systems or building new earthing systems for equipment.
o	Electrical Works	Includes installation and materials to build lightning protection and earthing system by connecting equipment room’s main earthing buss bar to buildings existing earthing system.

12.      Network Implementation

This chapter describes services and materials for equipment supplied by Pario. All additional equipment, services and materials, which are not mentioned in this document, should be agreed separately.

Item group/Item		Definition	Responsible
o	Management	Management and co-ordination of Network implementation in Project,		P
Regional and Zone level. Management includes also procurement, logistics, cost management, progress control and quality control of the network implementation works.
o	Supervision	Supervision of Network implementation		P
BTS SITES
o	Equipment Installation	Installation of cabinets, plug-in units and internal cabling.		P
o	Power Connections	Power cabling from rectifier to equipment and power distribution to the cabinets.		P
o	Grounding Connections	Grounding cabling from equipment to main buss bar and grounding of the cabinets.		P
o	Alarm Connections	Alarm cabling from equipment to alarm distribution panel.		P
o	PCM Connections	PCM cabling from equipment to DDF.		P
o	Commissioning	Equipment commissioning according to equipment specific commissioning manuals.		P
o	Integration	Equipment integration according to equipment specific integration manuals.		P
o	Network Data Input	Includes input of Routing, numbering and other network data.		P
Antennas and Antenna Lines for BTS Sites
o	Antenna Installation	Installation of antennas including tilting kits.	C
o	Antenna Line Installation	Installation of antenna lines including jumpers, connectors and	C	P
grounding kits.
o	Antenna Line special Equipment Installation	Installation of Mast Head Amplifiers, splitters, boosters etc.	C

Item group/Item		Definition	Responsible
o	Antenna Line Commissioning	Commissioning of antenna lines.	C
Transmission Equipment for BTS Sites
o	Equipment Installation	Installation of cabinets, plug-in units and internal cabling.		P
o	Power Connections	Power cabling from equipment to rectifier.		P
o	Grounding Connections	Grounding from equipment to main buss bar.		P
o	Alarm Connections	Alarm cabling from equipment to alarm distribution panel.		P
o	PCM Connections	PCM cabling from equipment to DDF.		P
o	Commissioning	Equipment commissioning according to equipment specific		P
commissioning manuals.
o	Integration	Equipment integration according to equipment specific integration		P
manuals.
Power Equipment
o	Equipment Installation	Installation of cabinets, plug-in units and internal cabling.	C
o	Power Connections	Power cabling from rectifier to equipment	C
o	Grounding Connections	Grounding from main buss bar to equipment	C
o	Alarm Connections	Alarm cabling from equipment to alarm distribution panel.	C
o	Commissioning	Equipment commissioning according to equipment specific
commissioning manuals.

ATTACHMENT A

Hosted Network Support Services

1      INTRODUCTION

Pario Solutions (Pario) Hosted Services package will assist Customer to operate and provide GSM, GPRS and SMS services:

Hosted Systems included in the Agreement

o	GSM Voice Network, which consists of the following:

o	MSC Server R4
o	HLR

o	GPRS Packet Core including:

o	GGSN

o	SGSN

o	Firewall

o	Border Gateway

o	Lawful Intercept Gateway (LIG)

o	Charging Gateway

o	DNS/DHCP Server

o	Value Added Services:

o	SMS

o	Optional:

o	MMS
o	Push to Talk over cellular (PoC)

o	Network Management OSS

Systems not included in the Hosted Agreement

o	Base Station Sub-System (BSS) including:

o	BTS (s)

o	BSC/TCSM

o	Media Gateway

o	Voice Mail and Attendant Systems

o	Billing Systems

Pario will be responsible for providing network supervision and resolving failures in order to guarantee the integrity and quality of the Hosted network and its services. In case of a network failure, Pario shall restore network service and, if required, escalate these issues to the primary equipment manufacturer, or to the appropriate third party suppliers. Pario will manage and track the resolution of escalated issues and update Customer with a status.

Our Hosted Services provide Customer with a comprehensive network operations and maintenance service package. The primary components of this proposal are:

o	Subscriber Provisioning
•	Input or change of subscriber profiles as per service package.
•	Test and verification of service activation or change.
•	Help desk support for all subscriber profile issues.

o	Network Operating Service
•	First Line (Tier 1) and Second Line (Tier 2) Maintenance
•	Performance Management
•	Configuration Management

o	System Maintenance Services:
•	Hardware Service – Repair, Service and Return Service (RS&R).
•	Software Installation Service. This will include the installation of change notes, functional notes and technical notes and will be a scheduled activity.

2      Operations Support Services Activities

2.1      Network Monitoring

Pario will perform periodic surveillance of the network confined to Configuration, Performance, and Fault Management activities on the Hosted network. Pario will not responsible for Fault Management activities e.g. alarm monitoring on the Customer’s network unless contracted to do so.

2.2     Performance Management

Performance Management includes managing the performance and availability of the Hosted Network. The main activities include:

o	Collection of network performance data from OSS
o	Sorting and analyzing the data
o	Generating performance statistics and reports
o	Analyzing and planning performance improvement of Hosted Network, and
o	Monitoring the long-term development of Hosted Network’s performance.

Performance Management maintains the Hosted Network performance information and liaises with Customer regarding technical questions regarding the performance and availability of Hosted Network.

Periodic performance and traffic reports from OSS are provided to Customer. In case there is a need to modify standard reporting capabilities of OSS, the modifications are offered by Pario as a separate development.

2.3      Configuration Management

The purpose of Configuration Management is to manage and coordinate the changes in the configuration of the Hosted Network and to keep information current. Configuration Management includes the following activities:

o	Scheduling the planned work for implementing configuration changes in the network
o	Managing the implementation of changes in the Hosted Network configuration according to the change requests by Customer and approved by Pario.
o	Management of the integration of new Network Elements
o	Management of the system and feature parameters and creating associated views to the OSS, failure forecasting as well as updating of all related configuration documents.
o	Maintaining Hosted Network configuration information in the OSS databases and diagrams so that the data corresponds to the physical network.

Configuration activities are divided into Standard and Extra activities.

The scope of the Standard Configuration Management activities consists of the following:

o	Single parameter changes in Hosted Network
o	Support for the integration of additional Network Elements to Hosted Network
o	Planning for the software upgrades and changes
o	Maintaining Site description documentation

o	Maintaining the configuration data of Hosted Network.

The Extra Configuration Management activities require extra resources from Pario. This will result in an additional cost to Customer. These activities include but are not limited to the following:

o	Support for addition of transmission lines
o	Testing roaming connections
o	Support for implementing changes in the frequency plan
o	Support for Site relocation
o	Reconfiguration of Hosted Network to accommodate Customer request.

o	Changes in the numbering plan

o	Addition of new network elements to the Hosted Network

2.4     System Administration

System Administration is responsible for the day-to-day administration of information systems and databases for network operation and maintenance, such as OSS and UNIX administration related tasks.

The System Administration function is also responsible for the change management and preventive maintenance for the security related equipment of the Hosted Network. System Administration supports Customer in defining the Security Management process and policy.

In more detail the System Administration function encompasses the following:

1.      Operate and maintain the OSS system:

o	File system, OSS server system (i.e. UNIX, NT or PC and all related hardware and software), and OSS LAN.
o	Run appropriate back-ups on file systems, servers etc. in accordance with appropriate routines.
o	Approve, control and accept any OSS upgrades or updates
o	Maintain and control with regular intervals the ability and reliability of OSS to detect and show any malfunctions in Hosted Network.

2.      User Management

o	User authorization and authentication
o	Access management and control

3.      Security Maintenance

o

Maintain the configuration of security related equipment and software included in the Hosted Network, i.e. firewalls, LIG, and other delivered security related equipment and software, according to the security policy defined and the process defined by Pario.

o	Act and report security violations according the process defined by Pario.
o	Keep security procedures, tools, and applications at the required level to protect both Hosted Network’s resources and end users.

2.5      First Line Maintenance (FLM) — Tier 1

FLM activities are either preventive or corrective maintenance.

2.5.1      Preventive Maintenance

Preventive maintenance shall be done according to the network element specific maintenance manuals. This service will be done regularly at intervals defined for each network element type. Preventive maintenance is mainly carried out during Working Days, if the task is not service affecting. For service affecting activities these activities will be performed within the maintenance window.

The preventive maintenance tasks for Hosted Network include, but are not limited to:

o	Inspection of equipment
o	Performance measurement verification
o	Status report of Site
o	Check of cable-labeling
o	Updating of log-records
o	Cleaning the equipment according to the maintenance manuals.

2.5.2     Corrective Maintenance

Corrective maintenance is a fault correction process for network elements according to escalation from the NOC. In order to maximize cost-efficiency, non-urgent on-site fault corrections may be combined with Site visits for on-site preventive maintenance.

The scope of corrective maintenance is as follows:

o	Identification of the faulty hardware, replacement and performing a functional check.

o	Function verification in accordance with the maintenance documentation of the Network Element.
o	Function verification performed with the support of the NOC.

In cases where the service cannot be restored to the pre-incident level, the FLM team informs the Network Monitoring team which will escalate the failure according to the escalation procedure.

2.6     Second Line Maintenance (SLM) – Tier 2

The SLM includes the troubleshooting and diagnostic support to Monitoring and FLM in resolving the problems, and where necessary it also includes remote and on-site restoration of network elements.

SLM’s support for fault incidents includes:

o	Extended remove and replacement of replaceable units (circuit-boards, motherboards, back planes, bus-cabling, sub-racks, redundant plug-in units, hard disks, etc.)
o	Function verification in accordance with the maintenance documentation of the network element
o	Performance of function verification in co-operation with the NOC operator
o	Troubleshooting on a network element and its interfaces
o	Diagnostics on interfaces to locate problems in network elements and/or plug-in units.

If a problem cannot be solved by Second Line Maintenance, a failure report about the detected problem will be sent to Pario for further escalation as appropriate.

3      Problem Severity Levels and Response Times

In support of the service level objectives, Pario defines several severity levels (SL) for system faults and the recourse taken as indicated in . Depending on the severity level of a system fault, different response and resolution times come into effect, as illustrated in .

Severity level definition	Corrective Action
Severity 1 (Critical):	Pario shall use its reasonable best efforts to work continuously to
This condition exists when a component or the	diagnose and resolve the problem. Pario may implement emergency
network is inoperative and adversely impacts	workaround/fix to restore operations until a permanent solution is
the ability to use the system or deliver	implemented.
services. This condition is generally
characterized by complete System failure and
requires immediate resolution or correction
Severity 2 (High):	Pario shall work on a priority basis to diagnose and take corrective
This condition exists when the System is	action. Pario notifies the customer of any resolution or correction,
partially inoperative but still delivers	which will be in the form of procedure or program changes, and of the
services or is useable by customers. The	availability of such changes. If a workaround procedure condition is
problem severely restricts operations and is	utilized, the condition will be reclassified to a Severity 3.
less critical than a Severity Level 1
condition

Severity level definition	Corrective Action
Severity 3 (Medium):	Pario initiates problem resolution and correction procedures with the
This condition exits when the System is usable	objective of resolving at some future date.
by customer, but with limited functions. The
condition is not critical to overall
operations and does not severely restrict
services
Severity 4 (Low):	Same as above.
This condition exists when the System is
usable and there is no impact on services
These are considered enhancement requests

Table 1: Description of severity levels and corrective action

Severity Level	Response time	Restoration time (Based on nature and complexity of problem)
1	30 minutes	Best effort to provide workaround in 24 to
48 hours or as negotiated with customer for
permanent fix
2	30 minutes	Best effort to provide workaround in 48 to
72 hours or as negotiated with customer to
provide permanent fix
3, 4	1 hour	As negotiated/scheduled with customer

Business hours : Monday – Friday 09:00 am – 5:00 pm.

Table 2: Severity Response and restoration times

– The response time is measured from the point Pario is first contacted or the fault is detected by Pario.

The Restoration time is measured from the point Pario first detects the problem and until a workaround or permanent solution has been provided to restore the system or service.

Automatic system recovery functions are not part of the traced Time to Restore Service measurements due to the fact that the malfunction is detected, and solved by the system itself. Therefore, no assistance request is necessary.

4     TECHNICAL SUPPORT

Due to the complexity of telecommunications systems, technical support is provided through a hierarchy. This reflects different levels of specialization and expertise through which problems of varying complexity are resolved. Technical assistance requests are escalated through this hierarchy as illustrated and described below.

TIER 1
Customer Support
(Pario)
ß
Customer Technical Support

TIER 2
Customer Support
(Pario)
ß
TIER 3
Development Support
(Manufacturer)

Tiered Model:

o	Tier 1 includes Preventive and corrective maintenance.
o	Tier 2 includes troubleshooting and diagnostic support, remote and onsite service recovery
o	Tier 3 Product Development (Manufacturer supplied)

Features:

o	New software releases and reliable implementation into a live network
o	Ensured compatibility of latest software with other network elements
o	Initial diagnosis of problem
o	Software problem resolution

5      Software Product Updates

Software Product Updates/change notes, change releases provide temporary fixes or workarounds and permanent fixes.

If a software fault is discovered after release Pario will update and install the corrected software. Pario will demonstrate the software correction and secure the customers consent before updating the network. All fault events will be subject to Pario’s fault management processes.

HOSTING AGREEMENT
T E R M S  A N D  C O N D I T I O N S

This Hosting Agreement (the “Agreement:), is between Pario Solutions Inc, and Telemetrix (“Customer”), a wireless common carrier.

1      Scope of Agreement

1.1	Pario Solutions shall provide certain specified services. At our point of presence 1950 Stemmons Freeway, Suite 2033, Dallas, Texas 75207

1.2	Specific detailed service(s) description(s) is in Attachment A

1.3	Specific detailed hosted network service(s) pricing is in Attachment B

2      Term of Agreement

2.1

Service Term: Following execution of this Agreement by both parties, “Service Term” shall begin effective as of _______________ (“Effective Date”) and will continue for a period of thirty-six (36) months there from.

2.2

Expiration of Service Term: Unless extended pursuant to Paragraph 2.3 herein, this Agreement shall automatically terminate upon expiration of the Service Term, and Customer shall be fully subject to all the terms and conditions received by at will after such expiration.

2.3

Extension of Service Term: Upon expiration of the Service Term, Customer shall have the option to renew the Agreement on a six month basis for up to a period of twelve (12) months, provided Customer has satisfied its Monthly Commitment pursuant to Paragraph 3 herein. After the twelfth month following expiration of the Agreement, and upon no less than sixty (60) days before the end of the twelfth month, Customer shall notify Pario Solutions in writing of its desire to renew the Agreement for an additional one-year term (the “Notification Date”). Pario Solutions may refuse to renew the Agreement for an additional one year term by giving Customer written notice within thirty (30) days of the Notification Date.

3      Monthly Usage; Monthly Commitment

3.1

Monthly Usage: As used herein, shall mean the amount of Customer’s usage of Pario Solutions Services during each monthly billing period of the Service Term, calculated in accordance with the following:

3.2	Shall be calculated at the rates set forth in Attachment B, after application of all discounts and credits;

3.3	Any services outside the scope of this contract shall be calculated at standard published rates.

3.4

Monthly Usage excludes taxes, tax-related surcharges or tax-like surcharges, tariff charges or surcharges, including without limitation, Universal Service fund charges, Presubscribed Inter-exchange Carrier charges, National Access Fees, any of which, to the extent applicable, are payable by Customer in addition to Monthly Usage charges.

3.5	“Pario Solutions Services” shall include only those Services, provided by Pario Solutions pursuant to the terms of this Agreement and specifically described herein.

4      Security

4.1

Alternative or Additional Security: Nothing contained herein shall limit or be interpreted to limit Pario’s right and sole discretion for alternative or additional security from Customer. Customer’s failure or refusal to comply with such requirement upon Pario’s request may result in the cancellation of this Agreement and Customer’s service for cause. The security arrangements provided for hereunder shall survive the expiration of the Service Term, as defined herein, and shall remain in effect so long as Customer uses Pario’s Services or has any outstanding balance due for use of Pario’s Services.

4.2

Security Deposit. Customer shall be required, as a condition precedent to receipt of Pario Services hereunder, to provide within ten (10) days of executing this Agreement a security deposit or unconditional and irrevocable stand-by letter of credit in a form and from a bank acceptable to Pario in an amount equal to the greater of two months estimated service charge. Pario shall not accept any orders from Customer for Pario Services until the security deposit or letter of credit described has been provided by Customer. Security deposit will be administered by an escrow agent appointed by Pario.

5      Pricing and Payment

5.1	Pricing — Attachment B contains the prices of the Hosted Network Services as well as the provisions concerning validity of the prices over time

5.2	Payment Terms

5.2.1	For Initial Set-up Fees the following terms will apply:
o	_______________________________________________________________________________.

5.2.2

For Monthly Recurring Fees – Payment is due on or before 5:00 p.m. (New Jersey Time) on the third day of each month (or first business day thereafter) for the prior calendar month’s Pario consolidated invoice, with the amount due based on Pario’s calculation.

o	Monthly minimums:
o	$_____________________________.

5.2.3	For Support Services — Payment is due on or before 5:00 p.m. (New Jersey Time) on the third day of each month for the prior calendar month’s Pario’s consolidated invoice.
o	$_________ per month for Year 1

5.3

Customer’s failure to pay either the amount due or any shortfall in accordance with Paragraph 5.1 above may result in (i) Pario’s refusal to deliver said services after the lapse of a further seventy-two (72) hours; and its right to secure payment for said services from the security deposit withheld; (ii) Any cost incurred to re-provision the Customer’s service will be bourn by said customer.

5.4

Billing Disputes: If Customer disputes in good faith any portion of monthly invoice, Customer may either pay the disputed amount in protest or withhold the disputed amount from the payment otherwise due for such month, provided Customer pays the balance of such invoice to Pario when due and provides written notice and Complete Documentation of such claim to Pario at the time that Customer pays the invoice on which such charge appears. Complete Documentation shall mean documents which identify the charge(s) disputed by the Customer (including corporate id, service location and circuit level detail), the reason for such dispute, and the amount being withheld by Customer pending resolution of such dispute. In addition, Customer must provide to Pario additional information not later than five (5) business days following any Pario request for additional information. If Pario determines that the disputed portion is a valid charge, Customer shall, within five (5) business days of such determination, remit such amount to Pario. The Customer shall be responsible for any late payment or other charges which may be applicable to such withheld payment. If Pario determines that any disputed charge is an invalid charge, Pario shall credit Customer’s invoice for such amount in the next appropriate billing cycle.

6      Dispute Resolution

6.1

Any dispute arising out of or related to this Agreement, including but not limited to tort claims, shall be submitted for final and binding arbitration pursuant to the Delaware Arbitration Rules and Procedures in effect on the date of commencement of arbitration, and as modified by this Paragraph. The arbitration shall be conducted in accordance with the United States Arbitration Act, 9 U.S.C. 1 et seq. (“USAA”), notwithstanding any choice of law provision in this Agreement. Each party shall bear the fees and costs it incurs in preparing and presenting its own case. The parties agree that Delaware shall be the location for the arbitration hearing. Any controversy over whether an issue is arbitrable shall be determined by the arbitrator. The arbitrator shall have no authority to award punitive or exemplary damages. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA. Neither party may seek injunctive relief of any kind prior to the confirmation of an arbitration award, except as expressly provided herein.

7      Termination

7.1

Termination for Insolvency: If Customer becomes or is affirmed insolvent or bankrupt, or is the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, Pario may, upon ten (10) days prior written notice, terminate this Agreement without liability as of the date specified in such notice.

7.2	Termination by Pario: In addition to the cancellation rights set forth;

7.2.1

Pario may terminate this Agreement, without termination liability by Customer, if Customer experiences a change in ownership or control or other transaction described in Paragraph 11.2 hereof, following the notice provided therein.

7.2.2

If a Regulatory Entity takes or threatens action which give rise to Pario’s right to terminate service, or if Pario determines, in its sole discretion, that continued provision of Pario Service would be in breach of any local, state, national or international regulation, law, tariff or other legal restriction, Pario may immediately terminate this Agreement or the affected services, to be followed promptly by written notice to Customer. If Customer’s actions were a direct or primary contributing cause of a Regulatory Entity’s actions resulting in or otherwise directly the cause of Pario’s termination of service under this Paragraph, such termination shall be for cause.

7.2.3

Pario may terminate this Agreement for cause if Customer fails to meet any payment obligation hereunder or fails to provide any requested security deposit or letter of credit and such failure is not rectified within three (3) business days after Customer’s receipt of written notice from Pario notifying Customer of such failure.

7.2.4	Pario may terminate this Agreement for cause upon thirty (30) days prior written notice if Customer fails to abide by the requirements in Paragraph 8 (Nondisclosure.)

7.2.5

Pario may terminate this Agreement for cause upon thirty (30) days written notice to Customer if Customer fails to comply with any other material term of this Agreement and Customer does not cure such failure within such 30 day period.

7.3	Termination by Customer

7.3.1

Customer may terminate this Agreement for cause, without incurring any liability except for payment of services rendered, upon thirty (30) days written notice to Pario if Pario fails to comply with a material term of this Agreement and does not rectify such failure within the 30-day period.

7.4

Transition Period: If Pario terminates the Agreement, pursuant to this agreement, Pario shall provide Customer with a six month period, beginning on the date Customer receives written termination notice, to transition the Pario Services (“Transition Period”), provided that, if Pario reasonably determines that the continued provision of Pario Services during the Transition Period would expose Pario to significant legal or financial liability or threaten Pario’s good will and reputation, Pario may restrict, suspend or terminate Pario Services prior to the end of the Transition Period to the extent necessary to avoid such result. During the Transition Period Customer shall be subject to the rates, terms and conditions set forth in the Agreement provided, and Pario will not accept any orders for new Pario Services during such period. Upon expiration of the Transition Period, Customer shall be fully subject to all the terms and conditions set forth in the Agreement.

8      Confidential Information; Nondisclosure

8.1	Confidential Information.

As   used in this Agreement, “Confidential Information” shall mean any of the terms and conditions set forth in this Agreement, any information related to the performance of or subject matter of this Agreement, or any information and materials that may be reasonably understood (from legends, the nature of such information or the circumstances of such information’s disclosure) to be confidential and/or proprietary to the party to this Agreement disclosing such information (“Discloser”) or to third parties to whom Discloser owes a duty of nondisclosure, which is disclosed to the other party to this Agreement (“Recipient”). Confidential Information shall include any product descriptions or documentation, procedures, reports, software, databases, customer information, notices, invoices or other communications related to this Agreement and the Services provided hereunder, together with all proposals, presentations, communications, or other material related to the negotiation of this Agreement. “Proprietary Information” shall include such Confidential Information disclosed under this Agreement as is by its nature and the intent of its disclosure to be and remain the property of the owner thereof (whether the Discloser or a third party), the disclosure of which is intended to be only for temporary viewing or use by the Recipient. No proprietary interest shall be obtained by a Recipient of Proprietary Information hereunder or by any person or entity to whom Recipient may transfer Proprietary Information, whether such transfer is in compliance with this Agreement or otherwise.

8.2	Obligations

8.2.1

Except as provided in Paragraph 8.3 below, Recipient shall not disclose Confidential Information in its possession to any third party during the Service Term of this Agreement, or thereafter, without the prior written consent of the Discloser.

8.2.2

Recipient shall protect Confidential Information received by it from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care.

8.2.3

Recipient shall not make any copies of Confidential Information received by it except to the extent necessary in connection with the purposes of such disclosure or as otherwise expressly permitted by the Discloser. Any copies of Confidential Information shall be made so as to reproduce such proprietary legends or notices (whether of the party providing the Confidential Information or of a third party owner thereof) as are contained in or on the original.

8.2.4

Recipient shall use Confidential Information only in connection with the services provided pursuant to or in performance of obligations under this Agreement, except as otherwise expressly permitted by the Discloser in writing.

8.2.5

Recipient shall return Proprietary Information and any copies thereof upon written request, upon expiration or earlier termination of this Agreement, or upon Recipient’s discontinuation of use of the related service, and such Proprietary Information shall not thereafter be retained in any form by Recipient, its affiliates, or any employees or independent contractors thereof.

8.3	Exceptions.

8.3.1

A Recipient may disclose Confidential Information received hereunder to its employees who have a need to know to perform obligations or exercise rights under this Agreement, and who are bound to protect the received Confidential Information from unauthorized use and disclosure under the terms of a written confidentiality agreement with Recipient (including without limitation a pre-existing written agreement).

8.3.2

A Recipient may disclose Confidential Information if such disclosure is lawfully required by any federal or state governmental agency or is otherwise required by law or is necessary in any proceeding establishing rights and obligations under this Agreement. In the event Recipient is required by law, regulation or court order to disclose any Confidential Information, to the extent permitted by time and the governing authority compelling such disclosure, Recipient will promptly notify Discloser in writing prior to making any such disclosure in order to allow Discloser to seek a protective order or other appropriate remedy from the proper authority. Recipient agrees to cooperate with Discloser in seeking such order or other remedy, to the extent legally permitted and commercially reasonable. Recipient further agrees that, under any circumstances, Recipient will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information by the governing authority receiving such information.

8.3.3

The restrictions set forth in this Agreement on the use and disclosure of Confidential Information shall not apply to information that: (a) was publicly known at the time of Discloser’s communication thereof to Recipient or subsequently becomes publicly known through no fault of Recipient; (b) is in Recipient’s possession free of any obligation of confidentiality at the time of Discloser’s communication thereof to Recipient; (c) is developed by Recipient independently of and without use of any Confidential Information previously disclosed by Discloser to Recipient or to a third party under a condition ofconfidentiality; (d) is rightfully obtained by Recipient without restriction from third parties authorized by Discloser to provide such information to Recipient or third parties; or (e) is identified by Discloser in writing as no longer proprietary or confidential.

8.4	Additional Terms.

8.4.1

Disclosures of Confidential Information subject to this Agreement shall include disclosures in written or other tangible form (including on electronic, digital or magnetic media) or by audible, visual, electronic or other means.

8.4.2

No licenses or rights, proprietary or otherwise, with respect to any Proprietary Information, patent, copyright, trademark, or trade secrets are granted or are to be implied by this Agreement, except to the extent expressly provided herein.

8.4.3

The Parties acknowledge that Confidential Information is unique and valuable, and that disclosure in breach of this Agreement is material and will result in irreparable injury to the owner thereof for which monetary damages alone would not be an adequate remedy. Therefore, the parties agree that in the event of a breach or threatened breach of confidentiality, a party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or anticipated breach without the necessity of posting a bond. Any such relief shall be in addition to and not in lieu of any other applicable remedies or relief to which such party is entitled, including termination of this Agreement and monetary damages.

9      Limitation of Liability; Indemnification

Under no circumstances shall either party be liable for any indirect incidental, special, exemplary, punitive or consequential damages, including, without limitation loss of use or lost business, revenue, profits or goodwill, that results from Pario’s provision of or failure to provide, or Customer’s use of or inability to use any of the Pario Services provided under this Agreement, even if such party had been advised, knew or should have known of the possibility of such damages,. The foregoing limitation applies to all causes of actions and claims, including without limitation breach of contract, breach of warranty, negligence, strict liability, misrepresentation and other torts. Further, no cause of action which arose more than one (1) year prior to the institution of a legal proceeding alleging such cause of action may be asserted by either part against the other.

10      Governing Law

This Agreement, including all matters relating to the validity, construction, performance and enforcement thereof, shall be governed by the state law of Delaware.

11      Assignment

11.1

This Agreement shall be binding on Customer and its respective successors and assigns. Customer may not assign this Agreement, whether by operation of law or otherwise, without the prior written consent of Pario, which shall not be unreasonably withheld. Any attempted assignment to which Pario does not consent shall be void.

11.2

If Customer undergoes a merger, sale or corporate reorganization involving a change of control, or a change of more than fifty percent (50%) of Customer’s ownership or management, or if Customer sells, divests, transfers or leverages more than fifty percent (50%) of Customer’s assets, telecommunications facilities or customer base, Pario may elect to terminate this Agreement by providing written notice of such election to Customer at least thirty (30) days prior to the date designated by Pario for such termination.

11.3	This Agreement shall be binding on Pario and its respective successors and assigns.

12      No Waiver

No waiver of any of the provisions of this Agreement shall be binding unless it is in writing and signed by both parties. The failure of either party to insist on the strict enforcement of any provision of this Agreement shall not constitute a waiver of any provision and all terms shall remain in full force and effect.

13      Signature Authorization

The parties have duly executed and agreed to be bound by this Agreement as evidenced by the signatures of their authorized representatives below. Each party represents and warrants to the other that the signatory identified beneath its name below has full authority to execute this Agreement on its behalf.

14      Entire Agreement; Amendments

This Agreement shall be valid only if signed by Customer by ____________, and if subsequently accepted by Pario. This Agreement, including the Exhibits and Attachments hereto, constitutes the entire agreement between the parties with respect to its subject matter. Any and all prior or contemporaneous offers, agreements, representations and understandings with respect thereto, whether written or oral, are hereby superseded. After the Agreement has been executed, any amendments hereto must be made in writing and signed by both parties.

IN WITNESS WHEREOF, the parties hereto each acting with proper authority have executed this Agreement.

Pario Solutions Inc.

By: /s/ James J. O’Reilly
Print Name: James J. O’Reilly
Title: VP Business Development
Date: 4/4/06

Customer: Telemetrix Inc.

By: /s/ Larry Becker
Print Name: Larry Becker
Title: Authorized Representative
Date: 4/3/06

Attachment B
Hosted Network Services
Pricing
For Telemetrix

This page if intentionally left blank due to confidential pricing